Exhibit 99.1

Soluna and Bitdeer Enter 28 MW Agreement at Project Kati 1

Deployment adds approximately 1.93 EH/s at Soluna’s largest operating site

ALBANY, NY, August 25, 2026 - Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including AI and Bitcoin mining, today announced that one of its subsidiaries has entered into an agreement with Dory Creek, LLC, a wholly owned subsidiary of Bitdeer Technologies Group (“Bitdeer”) (NASDAQ: BTDR), a world-leading technology company for AI and Bitcoin mining infrastructure. Under the agreement, Bitdeer will deploy approximately 28 MW of Bitcoin mining equipment, representing approximately 1.93 EH/s of hash rate, at Soluna’s Project Kati 1 in South Texas. Hash rate is measured in exahashes per second (EH/s) and reflects the computing power dedicated to Bitcoin mining. The agreement provides for deployment beginning in September 2026, ramping in batches.

Project Kati 1 is an 83 MW wind-powered data center in Willacy County, Texas. The site delivered its first gross profit in the second quarter of 2026. The Bitdeer deployment is located in the site’s K1BC phase.

The agreement takes the form of a co-mining arrangement, a new structure for Soluna’s Bitcoin platform. Soluna provides the site, power, and turnkey operations; Bitdeer provides and owns its Sealminer A2 Pro Air mining equipment, and the parties share in the mining proceeds the deployment generates.

“Every megawatt we have energized taught us something about how to run this infrastructure well,” said John Belizaire, CEO of Soluna. “Co-mining is a natural extension of that operating history. It puts our track record to work in a structure where we participate more directly in what the infrastructure produces, alongside a partner that builds some of the most capable machines in the industry.”

Soluna has 192 MW of data center capacity in operation across Project Sophie in Kentucky and Projects Dorothy 1, Dorothy 2, and Kati 1 in Texas, with an additional 14 MW under construction at Kati 1. The Company’s development pipeline totals 6.3 GW across projects in planning, development, and assessment with power partners.

For more information, visit www.solunacomputing.com.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including the anticipated timing and completion of the deployment described in this release, the expected hash rate and capacity contribution of that deployment, the expected economics of the co-mining structure, and the Company’s development pipeline. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The Company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS™ helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

About Bitdeer Technologies Group

Bitdeer is a world-leading technology company for AI and Bitcoin mining infrastructure. Bitdeer is committed to providing comprehensive computing solutions for its customers. Bitdeer handles complex processes involved in computing such as equipment procurement, transport logistics, datacenter design and construction, equipment management and daily operations. Bitdeer also offers advanced cloud capabilities to customers with high demand for artificial intelligence. Headquartered in Singapore, Bitdeer has deployed datacenters in the United States, Norway, and Bhutan, amongst other countries.

To learn more, visit https://ir.bitdeer.com/ or follow Bitdeer on X @Bitdeer and LinkedIn @Bitdeer.

Contacts

West of Fairfax for Soluna

Soluna@westof.co